Filed Pursuant To Rule 433

Registration No. 333-167132

February 28, 2012

GOLD vision, value, and values

ThursdAy, April 12 – Friday, April 13, 2012

A ConferenC e in new York City

Top: The Gold Mask of Tutankhamun. Museum of Egyptian Antiquities, Cairo, Egypt.

Bottom: Detail from one of Tutankhamun’s gold sandals’, from “André Veldmeijer Tutankhamun’s Footwear, Studies of Ancient Egyptian Footwear, 2011 color plate L p. 116. Photo: André Veldmeijer.

Gold has been a principal store of wealth and unsurpassed as an object of desire for the entirety of recorded history. A central focus of this conference is gold’s unique place in cultures and economies.

The conference showcases contemporary artists who make jewelry and beautiful objects with gold, as well as historical work and techniques. We address challenges and opportunities faced by artists as the price of gold continues near record levels. An additional focus is the rising consumption in the rapidly developing economies of the BRIC countries (Brazil, Russia, India, China), as well as cultures in which the significance of gold is deeply embedded. Innovative approaches to minimize mining’s ecological footprint and social impact are a central concern. Issues pertaining to sustainability, fair trade, and legislation addressing chain of custody are key. Gold is also considered as an investment and asset in its many forms and relative to other precious materials.

The World Gold CounC il is The Premier sPonsor of T he evenT.

Barrick Gold Corporation and Newmont Mining Corporation are sponsors at the Partner Level. Kinross Gold Corporation and SPDR Gold Trust* are sponsors at the Donor Level. We are grateful for sponsorship from Tocqueville Asset

Management, LP and support from Fragments and Devorah Rose. The Society of North American Goldsmiths and Metalsmith magazine are media sponsors. We also express our gratitude to The Exeter Group (as of 2/20/2012).

*

A surface crew at Fruta del Norte, Ecuador. Photo, courtesy: Kinross Gold Corporation.

Thursday, April 12, 2012

8:00 – 8:50 a.m. Registration and continental breakfast

8:50 – 9:05 a.m. Introduction. Lisa Koenigsberg.

9:05 – 9:45 a.m. GOLD: Luminous Metal and the Sun on

Earth. George E. Harlow.

9:50 – 10:30 a.m. Leveraging Sustainability: Building

Blocks for Positive Economic Outcomes

in the Gold Industry. William R. Williams.

10:30 – 10:45 a.m. Break

10:45 – 11: 25 a.m. With this Ring I Thee Wed: Marriage

Rings From Roman Times Through Art

Nouveau. Benjamin Zucker.

11:30 a.m. – 12:10 p.m. Structural Shifts in Composition and

Geographic Distribution of Gold

Demand. Juan Carlos Artigas.

12:15 – 1:30 p.m. Lunch (on your own)

A 19th century Jewish marriage ring: hands enameled white raise up the house, bosses standing out from each of its walls, its gabled roof supported by columns at the corners. Zucker Family Trust 2007. Photo: Peter Schaaf.

1:30 – 2:10 p.m. Regularization of Informal

Mining in Ecuador.

Ed Opitz.

2:15 – 2:55 p.m. Jewelry Supply Chain

Matters Matter.

Robert B. Headley.

3:00 – 3:15 p.m. Break

3:15 – 3:55 p.m. A Foundation in Gold: How

Gold Contributed to the

Evolution of Anticlastic

Raising. Michael Good.

Michael Good, Helicoidal earrings , 18 Kt. gold, circa 1981. Photo: Hap Sakwa.

4:00 – 4:40 p.m. Walking on Gold: Tutanhkamun in the Footsteps of the Gods. Jack Ogden.

4:45 – 5:30 p.m. Five Billion Ounces of Gold: Where in the World Did It Go? A Survey of

Historical Production and Its Disposition. Jeffrey M. Christian.

6:00 – 8:00 p.m. Reception

Fragments

116 Prince Street (between Greene and Wooster Streets)

New York, New York 10012

Friday, April 13, 2012

8:45 – 9:20 a.m. Continental breakfast

9:20 – 9:30 a.m. Opening remarks.

Lisa Koenigsberg.

9:30 – 10:10 a.m. Divine Transformations:

From Mineral to Magical

Jewels. Giovanni Corvaja.

10:15 – 11:15 a.m. “Like Gold to Aery

Thinness Beat”: Gold,

Love, and Commitment.

Monica Rich Kosann,

. Rebecca Koven, David Lamb,

Heather Moore,

Temple St. Clair, and

George Sawyer –

moderator: Jack Ogden.

Toby Pomeroy, Jewelry of EcoGold with Conflict-Free Diamonds; photo: basilphoto.com which appeared in JCK Luxury (summer 2008)

11:15 – 11:35 a.m. Break

11:35 a.m. – 12:15 p.m. “The World in Balance”:

Transforming the Jewelry

Industry through Fairtrade

and Fairmined Gold – a

Goldsmith’s Perspective.

Toby Pomeroy.

12:20 – 1:00 p.m. Gold and Quality of Life:

Convergence, Debt

De-Leveraging, and Temple St. Clair, Gold Granulated Vine Bracelet.

Photo, courtesy, Temple St. Clair.

Sustaining Value.

Michael Berry.

1:00 – 2:00 p.m. Lunch (on your own)

2:00 – 3:00 p.m. Gold as an Investment – A Panel Discussion. Michael Berry,

Douglas Groh, Brian K. Hicks, Gregory Kwiat, and Kevin Quigg –

moderator: Juan Carlos Artigas.

3:05 – 3:45 p.m. Yukon Gold: Placer Mining and Crystal Treasures. Mark Mauthner

3:45 – 4:00 p.m. Break

4:00 – 4:40 p.m. Gold Mining and Institution Building – The New Frontier? Nicholas Cotts.

4:45 – 5:30 p.m. The Golden Rules: Rewriting the Story of Gold Mining and the

Environment. Jennifer Krill.

Mark Mauthner panning for gold in a tributary to the Llano River, Texas. Photo: David Temple.

Presenters

Lisa Koenigsberg, conference director, president and founder, Initiatives in Art and Culture; she established and oversees a conference series that explores fashion, materials and process. Koenigsberg was formerly advisor to the dean for arts initiatives, and director, programs in the arts and adjunct professor of arts, NYU School of Continuing and Professional Studies. Former positions include: assistant director for project funding, Museum of the City of New York; executive assistant, Office of the President, American Museum of Natural History; architectural historian, New York City Landmarks Preservation Commission; and guest curator, Worcester Art Museum and Yale University Art Gallery. Her writings have appeared in books and journals, and she has organized symposia and special sessions at universities, museums, and professional organizations. She holds graduate degrees from The Johns Hopkins University and from Yale University from which she received her PhD.

Juan Carlos Artigas, Global Head of Investor Research, World Gold Council; in this position, he is responsible for conducting proprietary research for the organization and publishing research notes on the role of gold in investor’s portfolios, its risk management characteristics, and the fundamental drivers of gold’s supply and demand. Artigas is a regular presenter at industry conferences and a sought after speaker by institutional and private investors who value his expertise on the strategic case for gold. He previously worked for JP Morgan Securities as a fixed income strategist, where he first covered US cross-sector strategy and later focused on emerging markets, leading the Latin American sovereign debt and Mexico local market strategy effort. Previously, he served as lecturer and consultant at the University of Chicago, and as an Advisor to the General Director of Planning, Programming and Budgeting at the Ministry of Education in Mexico City. A PhD candidate in econometrics and statistics, he holds a BS in actuarial sciences from ITAM (Mexico), and an MBA and MS in statistics from the University of Chicago.

Michael Berry, CEO, Discovery Investing; Berry has spent the last decade developing the discipline of Discovery Investing and the Discovery Investment method which utilizes a 10 Point Discovery Factor Model to pinpoint the lucrative investment potential a discovery company might have. Berry believes that the coming resource constraints in the world, stimulated by a rising Quality of Life Cycle in the emerging world, will require significant discovery efforts in many different areas including natural resources, bio tech, high tech and infrastructure development. Formerly, Wheat First Professor of Investments at James Madison University and assistant professor of Business Administration at The University of Virginia, he is also a former Wall Street money manager. He publishes Morning Notes by Michael Berry and is a co-developer of the Discovery Investing Scoreboard software. This software is useful in due diligence exercises in the discovery space. Berry is a keynote speaker at the Federal Reserve in Washington DC twice a year and has testified to Congress on extractive resource issue and national security.

Jeffrey M. Christian, managing director and founder, CPM Group; a prominent analyst and advisor on precious metals and commodities markets, and financial engineering since the 1970s, he is the author of Commodities Rising (2006). In 1986, after six years with Goldman, Sachs and its commodities trading arm J. Aron & Company, he founded CPM Group through a management buyout of what was then the Commodities Research Group at Goldman Sachs. CPM Group provides research, consulting, investment banking, asset management, and commodity management services to corporations, governments, and institutional and individuals with exposure to precious and base metals, agricultural, and energy commodities. Christian has advised the World Bank, United Nations, International Monetary Fund, and numerous governments as well as large corporations, institutional investors, and high net worth individuals.

Giovanni Corvaja, goldsmith; born in Padua, Italy into a family of scientists, he has been fascinated and inspired by metals since early childhood. In 1985, he began his studies in goldsmithing at Pietro Selvatico High School of Art in Padua under the guidance of Francesco Pavan. In 1990 he enrolled in the Royal College of Art in London to continue his studies in the field of art jewelry. After graduation, he returned to Padua where he pursued his artistic career in goldsmithing. In 2001, he moved permanently to Todi, a historical Etruscan town in central Italy where he has restored a 15th-century building and transformed it into a spacious, fully equipped workshop. Since 2005, he has been working as a freelance goldsmith in Todi in

Embossed Cleveland diamonds and Harriet diamonds and diamonds. diamonds , made in pendants 24” 14k Yellow and Rose Gold Chain with pendants: 18 Kt. Rose Gold with White 1.5mm December 2011; Aqua Marine Stone; 14k White gold with Rose Gold Frame with Cognac 1.5mm Heather Moore, Ohio, Round; 14k White gold with Rose Gold Frame with White 1.5mm Angel Oval; Harriet G2 London Blue with 6mm Bale with White 1.5mm his workshop where he has given private intensive courses. Corvaja has been exhibiting his work internationally since 1989. He has designed the Brian Prize which is awarded annually for a film recognizing human rights. His pieces have been presented in more than 150 solo and group exhibitions worldwide. He has been awarded a number of international prizes such as the Bayerischer Staatspreis and the Herbert Hofmann Prize, Munich, and one from the Worshipful Company of Gold and Silver Wyre Drawers, London. His pieces are also in numerous collections of major museums, all over the world. Giovanni Corvaja’s work is now represented by Adrian Sassoon, London.

Nicholas Cotts, Group Executive, Environment and Social Responsibility, Newmont Mining Corporation; he joined Newmont in 1994 as the environmental manager for the Yanacocha mine in Peru. During his 11-year tenure in Peru, his role evolved into a social environmental focus including external relations, sustainable development, and communications. Cotts was based in Ghana, West Africa from 2006 – 2010 in the role of Regional Vice President, Environment and Social Responsibility; the West African experience focused principally on the development of a new region including new mine startup, permitting/development, and establishing an Environment and Social Responsibility (ESR) program. The Ghanaian operation included a significant focus on land access, large-scale resettlement, and establishment of an ESR operations team. Cotts has recently transitioned to the Newmont Corporate offices in the United States where he is focused on supporting North American business activities from an ESR perspective as well as taking the lead on a number of key global initiatives. The recipient of a BS degree from Colorado State University in Agronomy–Soil Conservation in 1988, he then completed an MS degree in Range Management–Restoration Ecology in 1991 from Colorado State University.

Michael Good, jeweler and sculptor; born in Pittsburgh, Pennsylvania of Belgian parents, Good is primarily self-taught as a sculptor and jeweler. Good developed the technique known as anticlastic raising which has its origins in the metal works of Heikki Seppa, a Finnish-born master goldsmith. The process involves forming a flat sheet into a compound curve, using simple hammers and stakes, so that it curves in two opposing directions like a saddle. Good has been a goldsmith and teacher since 1969, and has expanded the definition of jewelry to include sculptural forms that are a natural extension of the human form. He develops complex and unusual designs for pieces that are extremely lightweight yet structurally durable. He strives for purity of movement in his work, a goal he refers to as “the search to stay simple.” Good has taught workshops for professional organizations, schools, and universities in North America and Europe. His work is represented in stores, galleries and private collections internationally. Good’s studio is located in a converted 100-year-old barn in Rockport, Maine, a traditional New England seacoast community. He is a member of American Jewelry Design Council, Gruppe Aspects, Manufacturing Jewelers and Silversmiths of America, and the Maine Crafts Association.

Douglas Groh, portfolio manager, Tocqueville Gold Fund, Tocqueville Asset Management LP which he joined in 2003; he is a member of the gold investment team. Prior to joining Tocqueville, Groh was director of investment research at Grove Capital from 2001 – 2003. From 1990 – 2001, he held investment research and banking positions at JP Morgan, Merrill Lynch, and ING Bank. He began his career as a mining and precious metals analyst in 1985 at U.S. Global Investors, and has covered various basic material industries including the nonferrous metals, chemicals, energy, paper, and packaging sectors. Groh earned a BS in Geology/Geophysics from the University of Wisconsin–Madison and an MA from the University of Texas at Austin, where he focused on mineral economics.

George E. Harlow, Curator of Minerals and Gems, Department of Earth and Planetary Sciences, American Museum of Natural History (AMNH). A geologist specializing in mineralogy and crystallography, he has studied the chemistry and structure of minerals as tools to understand their origin and the record of geological processes they contain. This interest, and questions about specimens in the gem collection, led to his long-term study of jades. Other research has included high-pressure experiments on minerals similar to ones found in inclusions in diamonds, and the mineralogy of the famed ruby deposits of the Mogok Stone Tract in Myanmar. An adjunct professor in the CUNY graduate program and senior research associate at Columbia University’s Lamont–Doherty Earth Observatory, he also teaches/advises in the joint AMNH/Columbia University graduate program in geoscience. Harlow has curated and co-curated several exhibitions at AMNH, including Gold (1979 – 1980), Tiffany: 150 Years of Gems and Jewelry (1988), and Global Warming (1992). Among his publications are The Nature of Diamonds (ed., 1998), Minerals and Gems from the American Museum of Natural History (with J. J. Peters, 1993), and GEMS & CRYSTALS from the American Museum of Natural History (with A. S. Sofianides, 1991).

Robert B. Headley, Chief Operating Officer (COO), Jewelers of America, a position he assumed in February 2009, with the directive to integrate the association’s strategic plan with ongoing operations. As COO, Headley serves as Jewelers of America’s internal leader, reporting to president and Chief Executive Officer Matthew A. Runci. With Runci, he is responsible for developing Jewelers of America’s overall vision. Headley currently serves on the Standards Committee of the Responsible Jewellery Council. Previously, Headley worked for 20 years at Tiffany & Co., where he oversaw the brand’s stringent quality control standards. There, he served as Vice President of Technical Services and directed quality assurance and manufacturing administration. Prior to joining Tiffany & Co., Headley was a naval officer, and then spent eight years at Avon Products, supervising efficient systems for ingredient manufacturing, packaging, and corporate quality assurance.

Brian K. Hicks, Portfolio Manager, U.S. Global Investors; he joined the firm in 2004 as a co-manager of the company’s Global Resources Fund (PSPFX), a natural resources fund with more than $600 million in assets under management. Hicks is responsible for portfolio allocation, security selection and research coverage for the energy and basic materials sectors. This includes a tactical analysis of gold and precious metals stocks based on growth in revenue and growth in production and cash flows, among other metrics. Prior to joining U.S. Global Investors, Hicks was an associate oil and gas analyst for A.G. Edwards Inc., where he covered domestic exploration and production companies, and was responsible for maintaining earnings and cash flow valuation models. He also worked previously as an institutional equity/options trader and liaison to the foreign equity desk at Charles Schwab & Co., and at Invesco Funds Group, Inc. as an industry research and product development analyst. A Chartered Financial Analyst, who holds several FINRA securities licenses, Hicks holds a Master’s of Science degree in Finance, and a B.S. in Business Administration from the University of Colorado. He has been a regular guest on CNBC, Bloomberg TV and other broadcast outlets. He has also been interviewed by the Wall Street Journal, BusinessWeek, USA Today and other prominent publications.

Monica Rich Kosann, creative director and founder, Monica Rich Kosann Fine Jewelry; she started making lockets, charm bracelets and other fine jewelry because she believes that every woman has a story to tell. Her jewels are modern classics that transform luxurious materials, including 18 Kt. gold and precious stones, into complex pieces incorporating movement and mystery. She began as a fine-art, black-and-white portrait photographer; the heirloom quality of her portraits inspired her interest in jewelry design, and led her to create lockets and charm bracelets to hold special photographs or personal messages. Early on, she showed this collection to Bergdorf Goodman which embraced her sensibility; what began as a small counter has, in five years, grown to an in-store boutique. What began with a locket has expanded to a collection that gives a woman countless reasons to return to the brand which is sold in over 70 jewelry stores throughout the US, with international distribution including Lane Crawford in Hong Kong, and Isetan in Tokyo. Expansion plans include European distribution. The recipient of the Rising Star Award for Fine Jewelry by Fashion Group International (2010), she is also a member of Council of Fashion Designers of America. The Manhattan-born daughter of European parents and a child/teen model intrigued with what was happening on the other side of the camera, she studied art, photography and design at the Rhode Island School of Design, the Sorbonne in Paris, The Fashion Institute of Technology, and the International Academy of Art in Austria. Kosann’s fourth book, Living with What You Love, was published in 2010.

Rebecca Koven, jeweler; Koven incorporates organic elements, dream sequences, and art historical references into her lush jewelry. Born in Canada and educated in Switzerland, at the University of Concordia in Montreal, Quebec, and at the University of Toronto, Ontario where she studied art restoration and art history, she worked at Sotheby’s in Toronto for four years following graduation. She has traveled extensively, gathering inspiration from these varied experiences. Her creations exhibit influences ranging from the delicately posed figures Flora and Fauna in Botticelli’s Primavera to the refined elegance of Asian cultures. At her New York studio, Koven sketches her ideas, and then carves some of the elements in wax or silver; to send delicate designs long distances and ensure their intact delivery, some are then rendered in CAD. These are then cast in gold or carved in stone. The gold is hand-cast and -tooled in India and Turkey, and master craftsmen in Germany, Brazil, Hong Kong, and Thailand carve the precious and semi-precious stones. Koven herself completes the piece, creating a one-of-a-kind work or a limited edition. She has designed for Fred Leighton, and her work can be seen at Stephen Russell, Camilla Dietz Bergeron, and in Aspen on a seasonal basis.

Jennifer Krill, Executive Director, EARTHWORKS; Krill leads the only national environmental advocacy organization focused exclusively on the environmental and social issues surrounding mineral extraction. EARTHWORKS accomplishments include the groundbreaking No Dirty Gold campaign and the pioneering Oil and Gas Accountability Project. Previously, Krill spent 11 years at Rainforest Action Network (RAN), where she spearheaded the Old Growth Forest and Freedom From Oil Campaigns before becoming the director of RAN’s Programs in 2007. Her environmental career accomplishments include helping to develop a landmark policy with Boise Cascade to protect old growth forests throughout its operations, leading RAN’s successful Jumpstart Ford campaign, and helping RAN to launch the Rainforest Agribusiness Campaign. Prior to joining RAN in 1998, she worked at Greenpeace USA, the Earth Island Institute and the Sea Turtle Restoration Project.

A 1995 graduate of Ball State University, Krill holds bachelor degrees in Landscape Architecture and History. She serves on the board of directors of Plug In America and the advisory committee of the Business Ethics Network.

Monica Rich Kosann, 18 Kt. gold charm bracelet with charms (from left to right – carpe diem, dog, hammered image case, heart fob, and large vine disc image case). Photo courtesy, Monica Rich Kosann.

George Sawyer, Koi Ring, 10 mm, employing mokume gane in varying shades and colors of gold. Photo, courtesy: George Sawyer.

registration

Registration confirmations are sent via email.

To register on-line: www.goldconf.eventbrite.com

By e-mail: Fill in the registration form and send to: info@artinitiatives.com

By mail: Return form at least 10 days before the conference start date with a check or money order payable to Initiatives in Art and Culture or complete the credit card information on the form, and mail to Initiatives in Art and Culture, 333 East 57th Street, Suite 13B, New York, NY 10022

By phone: Using American Express®, Visa® Card, Discover®, or MasterCard®, call (646) 485-1952.

Fee: The conference fee is $350. A discounted rate of $125 is available for full-time students with ID. To receive the discounted rate you must provide proof of ID.

Conference location: This conference is held at City University of New York the Graduate Center, Fifth Avenue between 34th and 35th Streets, with an evening event at Fragments, 116 Prince Street (Between Greene Street and Wooster Street).

Withdrawal and refunds: Notice of withdrawal must be made in writing to: Initiatives in Art and Culture, 333 East 57th Street, Suite 13B, New York, NY 10022 or to the Program Office via email at lisa. koenigsberg@artinitiatives.com. No refunds will be made after April 2, 2012.

Program subject to change.

Single-day registration options available; please send inquiries to: info@artinitiatives.com or call (646) 485-1952.

Please register me for Gold: Vision, Value, and Values;

a discounted rate of $125 is available for full-time students with id who must present id at the registration desk.

Name

Address

City             State

Zip

Affiliation

Day-time phone

E-mail address

FEE

Enclosed is the conference fee of $350.

I am a full-time student and enclose $125 for the conference fee (present student ID at registration)

METHOD OF PAYMENT

Payment is enclosed (check or money order made payable to Initiatives in Art and Culture), or

I authorize you to charge my credit card

Signature

Visa®

American Express®

Mastercard®

Discover®

Card number

Expires

Billing zip code

Presenters

Gregory Kwiat, CEO of Fred Leighton, the world-renowned vintage and estate jeweler, and a partner at Kwiat, a 100-year old family-owned and -operated diamond jewelry house. Both Fred Leighton and Kwiat are based in New York and have their flagship boutiques on Madison Avenue. Prior to joining his family in the diamond and jewelry industry, Kwiat was at Goldman Sachs in the Investment Banking Division, where he was one of the youngest professionals to be promoted to vice president in the company’s history. Mr. Kwiat holds a BS and an MBA from The Wharton School at the University of Pennsylvania, where he graduated summa cum laude.

David Lamb, Managing Director, Jewelry, World Gold Council (WGC); Lamb joined the WGC in July 2010, and has overall responsibility for the strategic development of the gold jewelry market worldwide. Prior to joining the WGC, he was an executive director of the Diamond Trading Company (DTC), the sales and marketing arm of De Beers, as worldwide marketing director and subsequently chief strategy officer. There, he was widely credited with significantly increasing consumer demand for diamond jewelry, principally through a series of powerful global innovations such as the Trilogy concept (“For your past, your present, your future”), which he devised.

Previously, Lamb spent over 20 years at leading international advertising agencies, notably JWT Worldwide where he was executive vice president and held various leadership positions including Head of Worldwide Account Planning and, subsequently, Head of Multinational Clients.

Mark Mauthner, geologist, photographer, and museum consultant. His father, Hermann Mauthner, was a miner for United Keno Hill Mines and also operated a gold claim on Steep Creek, Mayo Lake; thus Mark spent his public school years in the Columbia Valley in the Rocky Mountains of British Columbia. Despite an early interest in geology, he pursued a BA degree and worked briefly in the hospitality industry. He then turned formally to geology, completing a BS and a master’s degree in the field, at the University of British Columbia (UBC). During the seven years he spent at UBC, Mauthner worked for the M.Y. Williams Geological Museum in the curatorial area. After the demise of the Museum in 1995, Mark spent a year as an exploration geologist before becoming involved with the effort to establish the Pacific Mineral Museum Society, a new mineral museum in Vancouver. He was its founding director and once the Museum started taking shape, became its director/curator. At the end of 2002, Mauthner left the Museum to pursue a consulting career, but was enticed to Texas to join the Houston Museum of Natural Science as an associate curator of gems & minerals. In 2005, he co-curated a much larger reprisal of the Vancouver gold exhibit, and the Houston exhibit became the template for a traveling exhibit managed by the American Museum of Nature. Mark joined the GIA Museum in April 2007, working there until December 2008. Since then, he has pursued his photography professionally and also works as a part-time miner for Oceanview Mines LLC. Mauthner has presented many gold-related talks, and has written several articles as well as a short book about the world’s most intriguing metal.

Heather Moore, jeweler; at the Cleveland Institute of Art, Moore focused her studies on the art of glass and metals. Moore was enamored of and challenged by the materials as well as the tools designed to work with them. Her final art school show focused on incorporating friends’ and family’s quotations or favorite words in silver plaques and rings; the quotes were elaborately framed in glass. After graduation Moore began working with installation artist Judy Pfaff to help Pfaff incorporate glass objects into her work. After Moore served as the principle fabricator for Pfaff’s large-scale metal museum installations, Pfaff offered Moore studio space in Tribeca. Moore then produced and showed small-scale objects in enamel and sterling silver for nine years. The collection was awarded a Rising Star position at the JCK show. She designed an extensive line that was carried in fine boutiques throughout the US and worked with JCPenney and Banana Republic. In 2004, Moore changed directions and using the tools from her art school days, made four charms, silver pendants framed in gold, stamped with each of her children’s names; she wore a necklace with the pendants to her last enamel show, where the jewelry received significant attention; determining that there was a uniqueness to this approach, she pursued creating work that conveys emotional bonds and uses gold, other metal, and stones. The line has evolved over the last seven years to include objects from necklaces to belt buckles, but the studio, located in Cleveland, still employs the original tooling used for the first necklace and creates its own tools, so every font, shape, and symbol is specific to the company. Moore’s jewelry has won the Couture Gold Award at the Couture Show in Las Vegas (2010) and AGTA Awards (2012), and is now sold in over 150 retail locations. The company’s mission reads, Cherish Who You Are, and Moore’s design consultants work one-on-one with retailers and their customers to create enduring unique pieces which document life’s milestones. Coming full circle, Moore is reintroducing enamel into her work.

Jack Ogden, leading world expert on jewelry history, with a special focus on the development of materials and technology. He is currently the chief executive of the Gemmological Association of Great Britain (Gem–A). He is a member of the fourth generation of a well-known British jewelry business, but after a brief period in it, he entered the consulting field, working with museums, auction houses, dealers and collectors worldwide primarily advising on problems of authenticity of historical precious metal jewelry. He has written and lectured widely on ancient and historic jewelry and taught courses at The J. Paul Getty Museum, Smithsonian Institution, NYU Institute of Fine Arts, and Institute of Archaeology (London). His 1982 book Jewellery of the Ancient World is still the standard work on early jewelry technology. He is an elected Fellow of the Society of Antiquaries of London and has been awarded a doctorate from Durham University (Egyptology), the Gem–A Gemmology Diploma (with distinction) and the Diploma in Art Profession Law and Ethics (with distinction) from the Institute of Art Law. Between 1995 and 2000 he was secretary general to CIBJO (The World Jewellery Confederation). He joined Gem–A as CEO in 2004. His first novel was published in 2007.

Ed Opitz, Vice President, Corporate Responsibility, Kinross Gold Corporation, which he joined in 1999; before assuming his current position, he served as vice president of Environmental Affairs, and vice president of Environment, Health, Safety, Sustainability and Permitting for Kinross’ Russian operations. During his tenure with Kinross, Opitz has led and implemented programs in such areas as environment, health and safety management; reclamation and closure planning; community and stakeholder engagement; and partnership development with local communities. In his current role, he oversees operational implementation of the company’s policies on stakeholder engagement and community development as outlined in Kinross’ Ten Guiding Principles of Corporate Responsibility. Prior to joining Kinross, Opitz worked as a consultant conducting environmental baseline studies, due diligence, permitting, and environmental management for mining projects in Russia. He holds a BA (magna cum laude, Phi Beta Kappa) in business economics from Colorado College, a MS in civil engineering – water resources management from Colorado State University, and was a fellow of the Institute of International Education at Moscow State University where he studied environmental economics in the Soviet Union.

Toby Pomeroy, designer, goldsmith and activist for social and environmental responsibility in the jewelry industry; president of TOBY POMEROY, a jewelry design and manufacturing firm in Corvallis, Oregon that exists to create distinctive jewelry of uncompromising quality, he is also committed to preserving the environment and elevating the status of artisanal and small-scale miners globally. The son of medical missionary parents, Pomeroy grew up in the bio-diverse, pristine foothills of the north Indian Himalayas and was indelibly influenced by the region and by the native craftspeople. Creating jewelry since 1968, his work is recognized as being elegantly simple. Starting with a single piece of sheet or wire, the article is formed and cold-forged allowing for a lightness and durability unattainable through other processes; the piece is then set with diamonds and colored gemstones and polished or matte finished. In 2005, Pomeroy committed to playing a role in reversing the environmental and social impacts of conventional mining. Pomeroy was one of the first jewelry designers in the US to use exclusively reclaimed gold and silver. A dedicated advocate for responsible mining, he is a member of the Board of Directors of the Alliance for Responsible Mining (ARM), an NGO whose purpose is to empower socially and environmentally responsible artisanal and small-scale mining and to enhance the quality of life for artisanal miners, their families, and their communities. He is also a pioneer in creating jewelry with Oro Verde gold from the Choco rainforest of Columbia, the world’s first certified Fairtrade and Fairmined gold, mined without the use of harmful chemicals. Pomeroy believes that the jewelry industry can be pivotal in instituting responsible mining practices by demanding transparent chains of custody from mine to market. Kevin Quigg, Global Head, SPDR ETF Strategy and Consulting, State Street Global Advisors; in this role, Quigg is responsible for increasing SPDR ETF’s footprint globally. He previously headed SPDR ETF’s Global Capital Markets Group responsible for working with primary and secondary market participants in the Americas, Europe, Asia, and Australia. Additionally, Quigg oversees SPDR ETF’s expansion into new markets in the Americas. Prior to rejoining SSgA, he was a business development officer responsible for exchange-traded product sales for Barclay’s Global Investors (BGI). Prior to his time at BGI, Quigg spent six years as a regional consultant for SSgA in Los Angeles. A graduate of The College of the Holy Cross, he is a Certified Investment Management Analyst and holds his FINRA series 6, 7, 24, and 63 licenses.

Temple St. Clair, jeweler; working in a studio in New York’s SoHo, St. Clair draws inspiration from varied sources: color in a Mannerist painting, Venetian and Japanese architectural elements, the shifting shades of the sea. In her designs as in her life, she blends a modern aesthetic with a deep love of art, history, and narrative. After completing her academic studies in Italian Literature at Smith College and then Middlebury College, she spent time in Florence where the Renaissance inspired her to create her own work and to partner with the centuries-old Florentine jewelers guild. She sold her first collection to Barneys New York in 1986; 25 years later her designs continue to draw on classical motifs. By combining exquisite materials and traditional craftsmanship, with independent, modern design, St Clair creates distinctive jewelry for the modern woman.

George Sawyer, jeweler; as a student at the University of Minnesota, Sawyer studied art history and sculpture and was fascinated by Asian art. After finishing his studies, he developed his design and metalworking skills while working at a small company that designed and built some of the era’s most famous racing cars. During the day, he learned from the world’s best automotive artisans, and during the evening he studied jewelry design. Combining these skills, he began to design his signature style, patterned-metal jewelry. A goldsmith since 1971, Sawyer was the first to develop special techniques for creating patterned jewelry metals from colored gold alloys and precious metals. For over four decades, he has folded and forged precious metals into beautiful patterns that suggest wood-grain, swirling water, or ancient and mysterious impressionistic forms, creating new metals that are themselves art. With his palette of multicolored patterned-metals, he creates original jewelry ranging from simple wedding rings to complex art objects, all of which inspire the imagination. His jewelry is featured in museums, galleries and fine jewelry stores in the United States, Canada and Europe. A member of the Society of North American Goldsmiths, the Contemporary Design Group, and twice president of the American Jewelry Design Council, he has received numerous jewelry design awards. George Sawyer Design studio is located in Minneapolis.

William R. Williams, Vice President, Environment, Barrick Gold Corporation, which he joined in July 2008. His focus is to drive improvement in Barrick’s environmental performance by emphasizing leadership, transparency and accountability. His responsibilities include: leading Barrick’s environmental efforts globally in a way that is consistent with the company’s Responsible Mining approach; ensuring that all Barrick operations receive the training, tools, and knowledge needed to remain compliant with environmental laws, regulations, and obligations, and to continually improve environmental performance; and educating internal and external stakeholders regarding Barrick’s Environmental Policy and Environmental Management System, including the company’s performance against stated environmental goals and targets. Williams brings to Barrick more than 30 years of professional experience in extractive industries and more than 15 years in senior management positions. Before joining Barrick, he was Vice President, Environment, Health and Safety and Construction for Resolution Copper Mining LLC, a company owned by Rio Tinto and BHP Billiton. He also worked for nearly a decade in environmental and other leadership positions at Kennecott Utah Copper Company.

Benjamin Zucker, authority on precious stones; after attending Yale College and Harvard Law School, Zucker followed his grandfather and father into the family gem business. Among his more recent publications are Gems and Jewels: A Connoisseur’s Guide (2003), as well as the novels Blue (2000), Green (2001), and White (2008) in which precious stones play a vital role in the lives of the protagonists. Among his other publications are A Green Diamond (1998) and Islamic Rings and Gems (1984). He has assembled the Zucker Family Collection, widely regarded as the best American private collection of antique rings, on long-term loan to the Waters Art Gallery, Baltimore, and now on exhibition in “Bedazzled: 5,000 Years of Jewelry.” A current project is the history of Elihu Yale, the American-born British trader and politician who used part of the fortune he made in diamond trading to help found the university that bears his name. A portion of the collection assembled for this project is on view at Yale’s Peabody Museum of Natural History from November 2008. He has lectured widely, appears in the media, and was profiled in Art + Auction (September 2008).

*The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053.

“SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus.

carving Rebecca Initiatives in Art and Culture

hand and Koven, 333 East 57th Street, Suite 13B

New York, New York 10022

stamping Cuff Mystic

. ,

18

Kt

Photo: .

Shira gold,

Hargrave; in executed

courtesy, two

Rebecca using lawyers

Koven hand

.

gold vision, vAlue,

And vAlues

ThursdAy, APril 12 – FridAy, APril 13, 2012

A ConferenCe in neW York CiTY

GOLDvision, value, and values

ThursdAy, April 12 – Friday, APril 13, 2012

A ConferenCe in new York City

Placer gold operation on Last Chance Creek, Klondike River Drainage,

Dawson City, Dawson Mining District, Yukon Territory, Canada.

A natural leaf gold redolent with gold wires and octahedral crystals from Eagle’s Nest mine, Michigan Bluff, Placer County, CA; 14.5 x 7 cm (5  3/4 X 2  3/4 inches for the gold portion), mined ca. 1990. AMNH 102047. Photo: Dennis Finnin, courtesy, American Museum of Natural History.

Giovanni Corvaja, Brooch, 2003, 18 Kt. gold. 60 x 60 x 18 mm.

Photo © Giovanni Corvaja.

Gold bars.

THE GRADUATE CENTER, THE CITY UNIVERSITY OF NEW YORK

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.